C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR IMMEDIATE RELEASE	FOR INQUIRIES, CONTACT: Chuck Ives, Senior Director of Investor Relations Email: chuck.ives@chrobinson.com

C.H. Robinson Reports 2024 Fourth Quarter Results
Eden Prairie, MN, January 29, 2025 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended December 31, 2024.
Fourth Quarter Highlights:
•Significant year-over-year increase in profitability, driven by disciplined execution, a focus on quality of volume, and improvement in gross profit margin, productivity and operating leverage
•Gross profits increased 10.4% to $672.9 million
•Income from operations increased 71.1% to $183.8 million
•Adjusted operating margin(1) increased 940 basis points to 26.8%
•Adjusted operating margin, excluding restructuring and loss on divestiture(1), increased 1,020 basis points to 26.9%
•Diluted earnings per share (EPS) increased 369.2% to $1.22
•Adjusted EPS(1) increased 142.0% to $1.21
•Cash generated by operations increased by $220.6 million to $267.9 million
Full-Year Key Metrics:
•Gross profits increased 5.8% to $2.7 billion
•Income from operations increased 30.0% to $669.1 million
•Adjusted operating margin(1) increased 440 basis points to 24.2%
•Adjusted operating margin, excluding restructuring and loss on divestiture(1), increased 630 basis points to 27.5%
•Diluted EPS increased 41.9% to $3.86
•Adjusted EPS(1) increased 36.7% to $4.51
•Cash generated by operations decreased by $222.9 million to $509.1 million, due to an increase in net operating working capital related to higher ocean rates
(1) Adjusted operating margin, adjusted operating margin, excluding restructuring and loss on divestiture, and adjusted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 12 through 14 for further discussion and GAAP to Non-GAAP Reconciliations.

"We’ve talked extensively over the past year about our new Robinson operating model and the disciplined execution that the model is enabling, as well as how we’re leveraging our industry leading talent and technology to raise the bar in logistics," said President and Chief Executive Officer, Dave Bozeman. "The benefits of these efforts were never more evident than in the significant year-over-year improvement in our fourth quarter financial results."

"In what continues to be a historically prolonged freight recession, with market growth in 2024 that did not materialize as had been projected, the difference in our execution versus last year is stark. Our people are embracing the discipline needed to generate higher highs and higher lows across market cycles, resulting in a higher quality of volume, greater productivity, and an expansion of our gross profit and operating profit margins."

"In a trucking environment where the cost of purchased transportation increased in the fourth quarter due to a decline in industry capacity, our dynamic costing and pricing tools, our revenue management practices and our cost of hire advantage enabled us to provide greater value to our customers, and at the same time, improve our NAST gross profit margin both year-over-year and sequentially," said Bozeman.

"In our Global Forwarding business, the team has debunked the thesis that C.H. Robinson couldn’t continue to improve productivity when volumes are growing," Bozeman added. "Throughout 2024, I've been impressed with and highly appreciative of the team, as they continued to be nimble and highly engaged with our customers to help them navigate various market disruptions and to provide differentiated service and solutions. As a result, our ocean and air shipments grew each quarter on a year-over-year basis, and each grew more than 5% for the full year. Through improvements in process standardization and automation and embracing the rigor of our operating model, the forwarding team decoupled headcount growth from volume growth, reduced their average headcount for the year more than 10%, and achieved productivity improvement of greater than 15% for the full year."

"Over the two-year period of 2023 and 2024, we delivered compounded productivity growth of 30% or more in both Global Forwarding and NAST. As we said at our Investor Day in December, we view our productivity as evergreen improvements that we do not expect to give back. Enabled by the operating model disciplines and tools that are being applied across our company, we expect to further advance our productivity as we grow our businesses, including both NAST and Global Forwarding. The productivity improvements have lowered our cost to serve and increased our operating leverage. Combined with our expanded gross margins, this resulted in a 79% increase in our fourth quarter adjusted income from operations."

"As I reflect on the noteworthy progress that we made in 2024, I’d like to thank the Robinson team for all the work they’ve put in to get to this point. I don’t take their efforts and dedication for granted, and I commend them for helping us get more fit, fast and focused and for embracing the discipline that the new operating model demands. On my first earnings call in August of 2023, I said that I looked forward to leading this great company to new heights and sharing our progress with all of you along our journey. While there’s still more grass to cut, I believe we’re on the right path, and I’m pleased with the progress we’ve made on evolving our strategy and improving our execution by instilling discipline with our new operating model," Bozeman concluded.

Summary of Fourth Quarter of 2024 Results Compared to the Fourth Quarter of 2023
•Total revenues decreased 0.9% to $4.2 billion, primarily driven by lower volume and pricing in truckload services, partially offset by higher pricing in our ocean services.
•Gross profits increased 10.4% to $672.9 million. Adjusted gross profits increased 10.7% to $684.6 million, primarily driven by higher adjusted gross profit per transaction in our truckload and ocean services.
•Operating expenses decreased 2.0% to $500.8 million. Personnel expenses decreased 2.1% to $354.4 million, primarily due to cost optimization efforts and productivity improvements, partially offset by higher variable compensation. Average employee headcount declined 9.5%. Other selling, general and administrative (“SG&A”) expenses decreased 2.0% to $146.4 million, primarily due to a $12.6 million favorable adjustment to the loss on the planned divestiture of our Europe Surface Transportation business, which was partially offset by impairments related to reducing our facilities footprint.
•Income from operations totaled $183.8 million, up 71.1% due to both the increase in adjusted gross profit and decrease in operating expenses. Adjusted operating margin(1) of 26.8% increased 940 basis points.
•Interest and other income/expense, net totaled $15.4 million of expense, consisting primarily of $18.8 million of interest expense, which decreased $2.8 million versus last year due to a lower average debt balance and lower variable interest rates, and a $3.3 million net gain from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate in the quarter was 11.4%, compared to 55.3% in the fourth quarter of 2023. The lower rate in the fourth quarter of 2024 was driven by the impact of non-recurring discrete items, higher U.S. tax credits, and increased tax benefit related to stock-based compensation, partially offset by lower foreign tax credits.
•Net income totaled $149.3 million, up 382.1% from a year ago. Diluted EPS of $1.22 increased 369.2%. Adjusted EPS(1) of $1.21 increased 142.0%.
(1) Adjusted operating margin and adjusted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 12 through 14 for further discussion and GAAP to Non-GAAP Reconciliations.

Summary of 2024 Year-to-Date Results Compared to 2023

•Total revenues increased 0.7% to $17.7 billion, primarily driven by higher pricing and volume in our ocean services, partially offset by lower pricing and volume in our truckload services.
•Gross profits increased 5.8% to $2.7 billion. Adjusted gross profits increased 6.2% to $2.8 billion, primarily driven by higher adjusted gross profit per transaction in our truckload and ocean services.
•Operating expenses increased 0.3% to $2.1 billion. Personnel expenses decreased 0.6% to $1.5 billion, primarily due to cost optimization efforts and productivity improvements, partially offset by higher variable compensation and higher restructuring charges related to workforce reductions. Average employee headcount declined 10.3%. Other SG&A expenses increased 2.5% to $639.6 million primarily due to a $44.5 million loss on the planned divestiture of our Europe Surface Transportation business. The prior year included $19.6 million of restructuring expenses, primarily related to the divestiture of our operations in Argentina. In addition, other SG&A expenses decreased across several expense categories in 2024.
•Income from operations totaled $669.1 million, up 30.0% from last year, due to the increase in adjusted gross profits, partially offset by the increase in operating expenses. Adjusted operating margin(1) of 24.2% increased 440 basis points.
•Interest and other income/expense, net totaled $89.9 million of expense, primarily consisting of $85.9 million of interest expense, which decreased $4.3 million versus last year, due to a lower average debt balance. The year-to-date results also include a $7.4 million net loss from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate for the full year ended December 31, 2024 was 19.6% compared to 20.5% in the year-ago period. The lower rate in 2024 was driven by the impact of non-recurring discrete items and higher U.S. tax credits, partially offset by higher pre-tax income and lower foreign tax credits.
•Net income totaled $465.7 million, up 43.2% from a year ago. Diluted EPS of $3.86 increased 41.9%. Adjusted EPS(1) of $4.51 increased 36.7%.
(1) Adjusted operating margin and adjusted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 12 through 14 for further discussion and GAAP to Non-GAAP Reconciliations.

North American Surface Transportation (“NAST”) Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2024	2023	% change	2024	2023	% change
Total revenues	$2,802,700	$3,000,650	(6.6)%	$11,727,539	$12,471,075	(6.0)%
Adjusted gross profits(1)	403,764	380,157	6.2%	1,641,195	1,593,854	3.0%
Income from operations	132,528	95,958	38.1%	531,292	459,960	15.5%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Fourth quarter total revenues for the NAST segment totaled $2.8 billion, a decrease of 6.6% over the prior year, primarily driven by lower truckload volume and pricing, reflecting an oversupply of truckload capacity compared to freight demand. NAST adjusted gross profits increased 6.2% in the quarter to $403.8 million. Adjusted gross profits in truckload increased 9.5% due to a 17.0% increase in adjusted gross profit per shipment, partially offset by a 6.5% decrease in truckload shipments. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, increased approximately 6.0% in the quarter compared to the prior year, while truckload linehaul cost per mile, excluding fuel surcharges, increased 4.0%, resulting in an 18.0% increase in truckload adjusted gross profit per mile. LTL adjusted gross profits increased 4.5% versus the year-ago period, driven by a 2.5% increase in LTL volume and a 2.0% increase in adjusted gross profit per order. NAST overall volume decreased approximately 1.0% for the quarter. Operating expenses decreased 4.6%, primarily due to cost optimization efforts, productivity improvements and lower claims, which were partially offset by higher variable compensation. Fourth quarter average employee headcount was down 12.4% year-over-year. Income from operations increased 38.1% to $132.5 million, and adjusted operating margin expanded 760 basis points to 32.8%.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2024	2023	% change	2024	2023	% change
Total revenues	$883,968	$708,814	24.7%	$3,805,018	$2,997,704	26.9%
Adjusted gross profits(1)	203,801	162,322	25.6%	802,549	689,365	16.4%
Income from operations	51,827	22,576	129.6%	212,476	85,830	147.6%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Fourth quarter total revenues for the Global Forwarding segment increased 24.7% to $884.0 million, primarily driven by higher pricing in our ocean services. Adjusted gross profits increased 25.6% in the quarter to $203.8 million. Ocean adjusted gross profits increased 27.7%, driven by a 23.5% increase in adjusted gross profit per shipment and a 3.5% increase in shipments. Air adjusted gross profits increased 45.4%, driven by a 26.0% increase in adjusted gross profit per metric ton shipped and a 15.5% increase in metric tons shipped. Customs adjusted gross profits increased 11.6%, driven by a 14.5% increase in adjusted gross profit per transaction, partially offset by a 2.5% reduction in transaction volume. Operating expenses increased 8.8%, primarily due to higher variable compensation, which was partially offset by cost optimization efforts and productivity improvements. Fourth quarter average employee headcount decreased 9.5% year-over-year. Income from operations increased 129.6% to $51.8 million, and adjusted operating margin expanded 1,150 basis points to 25.4% in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Solutions and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2024	2023	% change	2024	2023	% change
Total revenues	$497,988	$512,423	(2.8)%	$2,192,399	$2,127,664	3.0%
Adjusted gross profits(1):
Robinson Fresh	$35,983	$31,093	15.7%	$146,310	$131,216	11.5%
Managed Solutions	28,133	28,846	(2.5)%	113,770	116,196	(2.1)%
Other Surface Transportation	12,942	16,205	(20.1)%	61,190	73,977	(17.3)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Fourth quarter Robinson Fresh adjusted gross profits increased 15.7% to $36.0 million due to an increase in integrated supply chain solutions for retail and foodservice customers. Managed Solutions adjusted gross profits decreased 2.5% due to lower transaction volume. Other Surface Transportation adjusted gross profits decreased 20.1% to $12.9 million, primarily due to a 19.4% decrease in Europe truckload adjusted gross profits.

Other Income Statement Items
Interest and other income/expense, net totaled $15.4 million of expense, consisting primarily of $18.8 million of interest expense, which decreased $2.8 million versus the fourth quarter of 2023 due to a lower average debt balance and lower variable interest rates, and a $3.3 million net gain from foreign currency revaluation and realized foreign currency gains and losses.
The fourth quarter effective tax rate was 11.4%, down from 55.3% in the fourth quarter of 2023. The lower rate in the fourth quarter of 2024 was also driven by the impact of non-recurring discrete items, higher U.S. tax credits, and increased tax benefit related to stock-based compensation, partially offset by lower foreign tax credits. For 2025, we expect our full-year effective tax rate to be 18% to 20%.
Diluted weighted average shares outstanding in the quarter were up 2.2% year-over-year.

Cash Flow Generation and Capital Distribution
Cash generated from operations totaled $267.9 million in the fourth quarter, compared to $47.3 million of cash generated from operations in the fourth quarter of 2023. The $220.6 million increase in cash flow from operations was primarily related to a $118.3 million increase in net income and an $81.3 million increase in cash provided by changes in net operating working capital, due to a $90.8 million sequential decrease in net operating working capital in the fourth quarter of 2024 compared to a $9.5 million sequential decrease in the fourth quarter of 2023.
In the fourth quarter of 2024, cash returned to shareholders totaled $82.8 million, with $74.5 million in cash dividends and $8.3 million in repurchases of common stock.
Capital expenditures totaled $15.2 million in the quarter and $74.3 million for the year. Capital expenditures for 2025 are expected to be $75 million to $85 million.

About C.H. Robinson
C.H. Robinson delivers logistics like no one else™. Companies around the world look to us to reimagine supply chains, advance freight technology, and solve logistics challenges—from the simple to the most complex. 83,000 customers and 450,000 contract carriers in our network trust us to manage 37 million shipments and $23 billion in freight annually. Through our unmatched expertise, unrivaled scale, and tailored solutions, we ensure the seamless delivery of goods across industries and continents via truckload, less-than-truckload, ocean, air, and beyond. As a responsible global citizen, we make supply chains more sustainable and proudly contribute millions to the causes that matter most to our employees. For more information, visit us at chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; fuel price increases or decreases, or fuel shortages; competition and growth rates within the global logistics industry that could adversely impact our profitability and achieving our long-term growth targets; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; risks associated with seasonal changes or significant disruptions in the transportation industry; risks associated with identifying and completing suitable acquisitions; our dependence on and changes in relationships with existing contracted truck, rail, ocean, and air carriers; risks associated with the loss of significant customers; risks associated with reliance on technology to operate our business; cyber-security related risks; our ability to staff and retain employees; risks associated with operations outside of the U.S.; our ability to successfully integrate the operations of acquired companies with our historic operations or efficiently managing divestitures; climate change related risks; risks associated with our indebtedness; risks associated with interest rates; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with the potential impact of changes in government regulations including environmental-related regulations; risks associated with the changes to income tax regulations; risks associated with the produce industry, including food safety and contamination issues; the impact of changes in political and governmental conditions; changes to our capital structure; changes due to catastrophic events; risks associated with the usage of artificial intelligence technologies; risks associated with cybersecurity events; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Fourth Quarter 2024 Earnings Conference Call
Wednesday, January 29, 2025; 5:00 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments may have revenues from multiple service lines.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2024	2023	% change	2024	2023	% change
Adjusted gross profits(1):
Transportation
Truckload	$261,527	$243,839	7.3%	$1,072,691	$1,039,079	3.2%
LTL	141,982	136,602	3.9%	572,169	550,373	4.0%
Ocean	127,139	99,191	28.2%	519,970	420,883	23.5%
Air	40,856	28,224	44.8%	135,901	123,470	10.1%
Customs	26,467	23,730	11.5%	107,480	97,096	10.7%
Other logistics services	54,383	59,402	(8.4)%	225,599	255,735	(11.8)%
Total transportation	652,354	590,988	10.4%	2,633,810	2,486,636	5.9%
Sourcing	32,269	27,635	16.8%	131,204	117,972	11.2%
Total adjusted gross profits	$684,623	$618,623	10.7%	$2,765,014	$2,604,608	6.2%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)
Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2024	2023	% change	2024	2023	% change
Revenues:
Transportation	$3,870,927	$3,930,461	(1.5)%	$16,353,745	$16,372,660	(0.1)%
Sourcing	313,729	291,426	7.7%	1,371,211	1,223,783	12.0%
Total revenues	4,184,656	4,221,887	(0.9)%	17,724,956	17,596,443	0.7%
Costs and expenses:
Purchased transportation and related services	3,218,573	3,339,473	(3.6)%	13,719,935	13,886,024	(1.2)%
Purchased products sourced for resale	281,460	263,791	6.7%	1,240,007	1,105,811	12.1%
Direct internally developed software amortization	11,762	9,320	26.2%	44,308	33,620	31.8%
Total direct expenses	3,511,795	3,612,584	(2.8)%	15,004,250	15,025,455	(0.1)%
Gross profit	$672,861	$609,303	10.4%	$2,720,706	$2,570,988	5.8%
Plus: Direct internally developed software amortization	11,762	9,320	26.2%	44,308	33,620	31.8%
Adjusted gross profit	$684,623	$618,623	10.7%	$2,765,014	$2,604,608	6.2%
Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. Our adjusted operating margin - excluding restructuring and loss on divestiture is a similar non-GAAP financial measure as adjusted operating margin, but also excludes the impact of restructuring and loss on divestiture. We believe adjusted operating margin and adjusted operating margin - excluding restructuring and loss on divestiture are useful measures of our profitability in comparison to our adjusted gross profit, which we consider a primary performance metric as discussed above. The comparisons of operating margin to adjusted operating margin and adjusted operating margin - excluding restructuring and loss on divestiture are presented below:

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2024	2023	% change		2024	2023	% change

Total revenues	$4,184,656	$4,221,887	(0.9%)		$17,724,956	$17,596,443	0.7%
Income from operations	183,799	107,429	71.1%		669,141	514,607	30.0%
Operating margin	4.4%	2.5%	190 bps		3.8%	2.9%	90 bps

Adjusted gross profit	$684,623	$618,623	10.7%		$2,765,014	$2,604,608	6.2%
Income from operations	183,799	107,429	71.1%		669,141	514,607	30.0%
Adjusted operating margin	26.8%	17.4%	940	bps	24.2%	19.8%	440	bps

Adjusted gross profit	$684,623	$618,623	10.7%		$2,765,014	$2,604,608	6.2%
Adjusted income from operations	184,408	103,153	78.8%		759,349	552,648	37.4%
Adjusted operating margin - excluding restructuring and loss on divestiture	26.9%	16.7%	1,020	bps	27.5%	21.2%	630	bps

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring and loss on divestiture, adjusted net income and adjusted net income per share (diluted) are non-GAAP financial measures. These non-GAAP measures are calculated excluding the impact of restructuring, losses from divestitures, foreign currency losses from our Argentina operations, and the impact of an income tax settlement in the prior year. We believe that these measures provide useful information to investors and include them within our internal reporting to our chief operating decision maker. Accordingly, the discussion of our results of operations includes discussion on the changes in our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring and loss on divestiture, adjusted net income and adjusted net income per share (diluted). The reconciliation of these non-GAAP measures are presented below (in thousands except per share data):

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2024
Non-GAAP Reconciliation:
Income (loss) from operations	$132,528	$51,827	$(556)	$183,799
Severance and other personnel expenses	1,154	1,017	1,574	3,745
Other selling, general, and administrative expenses	671	2,281	(6,088)	(3,136)
Total adjustments to income (loss) from operations(1)	1,825	3,298	(4,514)	609
Adjusted income (loss) from operations	$134,353	$55,125	$(5,070)	$184,408

Adjusted gross profit	$403,764	$203,801	$77,058	$684,623
Adjusted income (loss) from operations	134,353	55,125	(5,070)	184,408
Adjusted operating margin - excluding restructuring and loss on divestiture	33.3%	27.0%	N/M	26.9%

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2024
Income (loss) from operations	$531,292	$212,476	$(74,627)	$669,141
Severance and other personnel expenses	10,176	6,872	7,004	24,052
Other selling, general, and administrative expenses	6,885	4,729	54,542	66,156
Total adjustments to income (loss) from operations(2)	17,061	11,601	61,546	90,208
Adjusted income (loss) from operations	$548,353	$224,077	$(13,081)	$759,349

Adjusted gross profit	$1,641,195	$802,549	$321,270	$2,765,014
Adjusted income (loss) from operations	548,353	224,077	(13,081)	759,349
Adjusted operating margin - excluding restructuring and loss on divestiture	33.4%	27.9%	N/M	27.5%

	Three Months Ended December 31, 2024		Twelve Months Ended December 31, 2024
	$ in 000's	per share	$ in 000's	per share
Net income and per share (diluted)	$149,306	$1.22	$465,690	$3.86
Restructuring and related costs, pre-tax	13,183	0.11	45,746	0.38
Loss (gain) on divestiture, pre-tax	(12,574)	(0.10)	44,462	0.37
Tax effect of adjustments	(1,851)	(0.02)	(11,773)	(0.10)
Adjusted net income and per share (diluted)	$148,064	$1.21	$544,125	$4.51
____________________________________________
(1) The three months ended December 31, 2024 include restructuring expenses of $3.7 million related to workforce reductions and $3.1 million net gain driven by a $12.6 million favorable adjustment to the loss on the planned divestiture of our Europe Surface Transportation business, partially offset by impairments related to reducing our facilities footprint.
(2) The twelve months ended December 31, 2024 include restructuring expenses of $24.1 million related to workforce reductions and $66.2 million of other charges, which includes a $44.5 million loss on the planned divestiture of our Europe Surface Transportation business and impairments related to reducing our facilities footprint and of internally developed software.

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2023
Non-GAAP Reconciliation:
Income (loss) from operations	$95,958	$22,576	$(11,105)	$107,429
Severance and other personnel expenses	—	(925)	(409)	(1,334)
Other selling, general, and administrative expenses	—	(3,084)	142	(2,942)
Total adjustments to income (loss) from operations(1)	—	(4,009)	(267)	(4,276)
Adjusted income (loss) from operations	$95,958	$18,567	$(11,372)	$103,153

Adjusted gross profit	$380,157	$162,322	$76,144	$618,623
Adjusted income (loss) from operations	95,958	18,567	(11,372)	103,153
Adjusted operating margin - excluding restructuring and loss on divestiture	25.2%	11.4%	N/M	16.7%

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2023
Income (loss) from operations	$459,960	$85,830	$(31,183)	$514,607
Severance and other personnel expenses	1,083	3,817	13,509	18,409
Other selling, general, and administrative expenses	8	18,158	1,466	19,632
Total adjustments to income (loss) from operations(2)	1,091	21,975	14,975	38,041
Adjusted income (loss) from operations	$461,051	$107,805	$(16,208)	$552,648

Adjusted gross profit	$1,593,854	$689,365	$321,389	$2,604,608
Adjusted income (loss) from operations	461,051	107,805	(16,208)	552,648
Adjusted operating margin - excluding restructuring and loss on divestiture	28.9%	15.6%	N/M	21.2%

	Three Months Ended December 31, 2023		Twelve Months Ended December 31, 2023
	$ in 000's	per share	$ in 000's	per share
Net income and per share (diluted)	$30,973	$0.26	$325,129	$2.72
Restructuring and related costs, pre-tax	(239)	—	17,476	0.14
Loss (gain) on divestiture, pre-tax	(2,617)	(0.02)	21,985	0.18
Foreign currency loss on divested operations, pre-tax	7,454	0.06	16,375	0.14
Income tax settlement and tax effect of adjustments	23,928	0.20	14,172	0.12
Adjusted net income and per share (diluted)	$59,499	$0.50	$395,137	$3.30

____________________________________________
(1) The three months ended December 31, 2023 include a net gain of $4.3 million driven by a favorable adjustment to the loss on the divestiture of our operations in Argentina.
(2) The twelve months ended December 31, 2023 includes restructuring expenses of $18.4 million related to workforce reductions and $19.6 million of asset impairment and other charges, primarily related to a loss on the divestiture of our Argentina operations.

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2024	2023	% change	2024	2023	% change

Revenues:
Transportation	$3,870,927	$3,930,461	(1.5)%	$16,353,745	$16,372,660	(0.1)%
Sourcing	313,729	291,426	7.7%	1,371,211	1,223,783	12.0%
Total revenues	4,184,656	4,221,887	(0.9)%	17,724,956	17,596,443	0.7%
Costs and expenses:
Purchased transportation and related services	3,218,573	3,339,473	(3.6)%	13,719,935	13,886,024	(1.2)%
Purchased products sourced for resale	281,460	263,791	6.7%	1,240,007	1,105,811	12.1%
Personnel expenses	354,381	361,820	(2.1)%	1,456,249	1,465,735	(0.6)%
Other selling, general, and administrative expenses	146,443	149,374	(2.0)%	639,624	624,266	2.5%
Total costs and expenses	4,000,857	4,114,458	(2.8)%	17,055,815	17,081,836	(0.2)%
Income from operations	183,799	107,429	71.1%	669,141	514,607	30.0%
Interest and other income/expense, net	(15,350)	(38,149)	(59.8)%	(89,937)	(105,421)	(14.7)%
Income before provision for income taxes	168,449	69,280	143.1%	579,204	409,186	41.6%
Provision for income taxes	19,143	38,307	(50.0)%	113,514	84,057	35.0%
Net income	$149,306	$30,973	382.1%	$465,690	$325,129	43.2%

Net income per share (basic)	$1.24	$0.26	376.9%	$3.89	$2.74	42.0%
Net income per share (diluted)	$1.22	$0.26	369.2%	$3.86	$2.72	41.9%

Weighted average shares outstanding (basic)	120,589	118,605	1.7%	119,805	118,551	1.1%
Weighted average shares outstanding (diluted)	122,291	119,613	2.2%	120,679	119,677	0.8%

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2024
Total revenues	$2,802,700	$883,968	$497,988	$4,184,656
Adjusted gross profits(1)	403,764	203,801	77,058	684,623
Income (loss) from operations	132,528	51,827	(556)	183,799
Depreciation and amortization	4,891	2,357	17,032	24,280
Total assets(2)	2,874,701	1,335,178	1,088,047	5,297,926
Average employee headcount	5,348	4,542	3,979	13,869

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2023
Total revenues	$3,000,650	$708,814	$512,423	$4,221,887
Adjusted gross profits(1)	380,157	162,322	76,144	618,623
Income (loss) from operations	95,958	22,576	(11,105)	107,429
Depreciation and amortization	5,638	2,915	14,533	23,086
Total assets(2)	3,008,459	1,094,895	1,121,926	5,225,280
Average employee headcount	6,103	5,021	4,195	15,319
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2024
Total revenues	$11,727,539	$3,805,018	$2,192,399	$17,724,956
Adjusted gross profits(1)	1,641,195	802,549	321,270	2,765,014
Income (loss) from operations	531,292	212,476	(74,627)	669,141
Depreciation and amortization	20,670	10,602	65,888	97,160
Total assets(2)	2,874,701	1,335,178	1,088,047	5,297,926
Average employee headcount	5,696	4,678	4,012	14,386

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2023
Total revenues	$12,471,075	$2,997,704	$2,127,664	$17,596,443
Adjusted gross profits(1)	1,593,854	689,365	321,389	2,604,608
Income (loss) from operations	459,960	85,830	(31,183)	514,607
Depreciation and amortization	23,027	19,325	56,633	98,985
Total assets(2)	3,008,459	1,094,895	1,121,926	5,225,280
Average employee headcount	6,469	5,222	4,350	16,041

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$145,762	$145,524
Receivables, net of allowance for credit loss	2,383,709	2,381,963
Contract assets, net of allowance for credit loss	200,332	189,900
Prepaid expenses and other	102,166	163,307
Assets held for sale	137,634	—
Total current assets	2,969,603	2,880,694

Property and equipment, net of accumulated depreciation and amortization	127,189	144,718
Right-of-use lease assets	334,738	353,890
Intangible and other assets, net of accumulated amortization	1,866,396	1,845,978
Total assets	$5,297,926	$5,225,280

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,212,132	$1,370,334
Accrued expenses:
Compensation	180,801	135,104
Transportation expense	153,274	147,921
Income taxes	9,326	4,748
Other accrued liabilities	173,318	159,435
Current lease liabilities	72,842	74,451
Current portion of debt	455,792	160,000
Liabilities held for sale	67,413	—
Total current liabilities	2,324,898	2,051,993

Long-term debt	921,857	1,420,487
Noncurrent lease liabilities	290,641	297,563
Noncurrent income taxes payable	23,472	21,289
Deferred tax liabilities	12,565	13,177
Other long-term liabilities	2,442	2,074
Total liabilities	3,575,875	3,806,583

Total stockholders’ investment	1,722,051	1,418,697
Total liabilities and stockholders’ investment	$5,297,926	$5,225,280

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Twelve Months Ended December 31,
Operating activities:	2024	2023

Net income	$465,690	$325,129
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	97,160	98,985
Provision for credit losses	6,688	(6,047)
Stock-based compensation	84,590	58,169
Deferred income taxes	(80,067)	(37,746)
Excess tax benefit on stock-based compensation	(9,411)	(11,319)
Loss on disposal group held for sale	32,794	17,698
Other operating activities	20,682	5,541
Changes in operating elements:
Receivables	(164,255)	607,259
Contract assets	(11,969)	68,041
Prepaid expenses and other	60,740	(39,048)
Right of use asset	(5,937)	19,255
Accounts payable and outstanding checks	(79,943)	(200,843)
Accrued compensation	49,681	(108,084)
Accrued transportation expenses	6,756	(51,171)
Accrued income taxes	15,545	(2,284)
Other accrued liabilities	12,791	(11,991)
Lease liability	5,076	(16,500)
Other assets and liabilities	2,473	16,902
Net cash provided by operating activities	509,084	731,946
Investing activities:
Purchases of property and equipment	(22,653)	(29,989)
Purchases and development of software	(51,635)	(54,122)
Proceeds from sale of property and equipment	—	1,324
Net cash used for investing activities	(74,288)	(82,787)
Financing activities:
Proceeds from stock issued for employee benefit plans	114,890	56,914
Stock tendered for payment of withholding taxes	(32,217)	(25,294)
Repurchase of common stock	—	(63,884)
Cash dividends	(294,772)	(291,569)
Proceeds from long-term borrowings	10,000	—
Payments on long-term borrowings	(10,000)	—
Proceeds from short-term borrowings	3,192,500	3,893,750
Payments on short-term borrowings	(3,396,500)	(4,287,750)
Net cash used for financing activities	(416,099)	(717,833)
Effect of exchange rates on cash and cash equivalents	(8,152)	(3,284)
Net change in cash and cash equivalents, including cash and cash equivalents classified within assets held for sale	10,545	(71,958)
Less: net increase in cash and cash equivalents within assets held for sale	(10,307)	—
Cash and cash equivalents, beginning of period	145,524	217,482
Cash and cash equivalents, end of period	$145,762	$145,524
	As of December 31,
Operational Data:	2024	2023
Employees	13,781	15,246

Source: C.H. Robinson
CHRW-IR